Exhibit 4.1

NALU MEDICAL, INC.

AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

July 3, 2020

-i-

6.10	Telecopy Execution and Delivery	21
6.11	Jurisdiction; Venue	21
6.12	Further Assurances	21
6.13	Termination Upon Change of Control	22
6.14	Conflict	22
6.15	Attorneys’ Fees	22
6.16	Aggregation of Stock	22
6.17	Effect on Prior Agreement	22

NALU MEDICAL, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of July 3, 2020, and is between Nalu Medical, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A (each, an “Investor” and collectively, the “Investors”).

RECITALS

Certain of the Investors are parties to the Series C Preferred Stock Purchase Agreement of even date herewith (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Company’s Series C Preferred Stock to such Investors that the Investors and the Company execute and deliver this Agreement.

The Company and certain Investors are parties to an Amended and Restated Investor Rights Agreement dated as of August 9, 2018, by and among the Company and such Investors (the “Prior Agreement”).

Pursuant to Section 6.1 of the Prior Agreement, the Prior Agreement may be amended with the written consent of the Company and Investors holding at least a majority of the Common Stock issued or issuable upon conversion of the Shares (as defined in the Prior Agreement).

Parties to the Prior Agreement comprising the Company and Investors holding at least a majority of the Common Stock issued or issuable upon conversion of the Shares (as defined in the Prior Agreement) desire to amend and restate the Prior Agreement with this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)    “Advent” shall mean collectively Advent Life Sciences Fund II LP and Advent Life Sciences LLP.

(b)    “BSC” shall mean Boston Scientific Corporation.

(c)     “Change of Control” shall have the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation.

(d)    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e)    “Common Stock” means the Common Stock of the Company.

(f)    “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(g)    “Decheng” shall mean Decheng Capital Life Sciences USD Fund III, L.P.

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(h)    “Endeavour” shall mean, collectively, Endeavour Medtech Growth II LP and Endeavour Medtech Growth II Parallel LP.

(i)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(j)    “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(k)    “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(l)    “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(m)     “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(n)    “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than a majority of the outstanding Registrable Securities.

(o)    “Longitude” shall mean Longitude Venture Partners II, L.P.

(p)    “New Securities” shall have the meaning set forth in Section 4.1(a).

(q)    “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(r)    “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below), with respect to which registration rights have been granted.

(s)    “Preferred Stock” shall mean the Series A-1 Preferred Stock, the Series A-2 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

(t)    “Purchase Agreement” shall have the meaning set forth in the Recitals.

(u)    “Qualified Public Offering” shall have the meaning set forth in the Company’s Amended and Restated Certificate of Incorporation.

(v)    “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i) or (ii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(w)    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(x)    “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(y)    “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b).

(z)    “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(aa)    “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(bb)    “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(dd)    “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the counsel for the Holders and paid by the Company as provided in Section 2.4.

(ee)    “Series A-1 Preferred Stock” shall mean the Series A-1 Preferred Stock of the Company.

(ff)    “Series A-2 Preferred Stock” shall mean the Series A-2 Preferred Stock of the Company.

(gg)    “Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company.

(hh)    “Series C Preferred Stock” shall mean the Series C Preferred Stock of the Company.

(ii)    “Shares” shall mean the shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(jj)    “Significant Holders” shall mean, collectively, (i) each Holder who owns at least 11.863,740 of the Shares and/or Conversion Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and (ii) each of Stanford, BSC,

Decheng, Endeavour, Advent and Longitude, in each case, for so long as such Holder holds any Shares and/or Conversion Stock.

(kk)    “Stanford” shall mean Stanford-StartX Fund, LLC.

(ll)    “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION 2

REGISTRATION RIGHTS

2.1    Requested Registration.

(a)    Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i)    promptly give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, file and use its reasonable best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)    Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)    Prior to the earlier of (A) the five (5) year anniversary of the date of this Agreement or (B) one hundred and eighty (180) days following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii)    If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are less than $20,000,000;

(iii)    In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)    After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations;

(v)    During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; and

(vi)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3.

(c)    Deferral. If (i) in the good faith judgment of the board of directors of the Company (the “Board of Directors”), the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than one (1) time in any twelve-month period.

(d)    Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)    Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders and Other Selling Stockholders requesting to include Registrable Securities and Other Shares in such registration statement based on the pro rata percentage of Registrable Securities and Other Shares held by such Holders and Other Selling Stockholders, assuming conversion; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(e), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and Other Selling Stockholders requesting additional inclusion, as set forth above.

2.2    Company Registration.

(a)    Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)    promptly give written notice of the proposed registration to all Holders; and

(ii)    use its reasonable best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Holders included in such registration below twenty-five percent (25%) of the total value of securities included in such registration, unless such offering is the Company’s Initial Public Offering and such registration does not include shares of any other selling stockholders (excluding shares registered for the account of the Company), in which event any or all of the Registrable Securities of the Holders may be excluded.

The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows:

(i) first, to the Company for securities being sold for its own account, and (ii) second, to the Holders and Other Selling Stockholders requesting to include Registrable Securities and Other Shares in such registration statement based on the pro rata percentage of Registrable Securities and Other Shares held by such Holders and Other Selling Stockholders, assuming conversion.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3    Registration on Form S-3.

(a)    Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)    Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)    In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii)    If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $1,000,000; or

(iii)    If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c)    Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)    Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4    Expenses of Registration. All Registration Expenses and the reasonable fees and disbursements, not to exceed $50,000, of one (1) counsel for the selling Holders, incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5    Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its reasonable best efforts to:

(a)    Keep such registration effective for a period ending on the earlier of the date which is sixty (60) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)    Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)    Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)    Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)    Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)    In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6    Indemnification.

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)    To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)    Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, that, the Indemnified Party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the Indemnifying Party, if the representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity (with the exception of the Company) will be required under this Section 2.6(d) to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7    Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8    Restrictions on Transfer.

(a)    The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)    The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with Rule 144; or (y) in any transaction in which such Holder sells, assigns, transfers, pledges or otherwise disposes of Restricted Securities to an Affiliate of such Holder.

(b)    Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)    The first legend referring to federal and state securities laws identified in Section 2.8(b) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

2.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)    Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)    So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10    Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder immediately before the effective date of the registration statement for such offering (other than those included in the registration) during the period from the filing of the registration statement for the Company’s Initial Public Offering filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act (the “Registration Statement”) through the end of the one hundred and eighty (180) day period following the effective date of the registration statement (or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2241, or any successor provisions or amendments thereto) (the “Market Standoff Provision”); provided, however, that the Market Standoff Provision shall not apply unless each of the Company’s directors, officers and stockholders holding more than one percent (1%) of the issued and outstanding capital stock of the Company have agreed to the Market Standoff Provision, or a provision substantially similar to the Market Standoff Provision, on the date of the filing of the Registration Statement. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreements. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12    Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to a transferee or assignee of such securities that is (a) not a competitor of the Company and (b) such Holder’s affiliate, stockholder, member or limited partner or general partner or the transferee or assignee of not less than twenty-five percent (25%) of the shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) held by such Holder immediately prior to such transfer or assignment; provided, however that: (i) the transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding a majority of the Registrable Securities (excluding any of such shares held by any Holders whose rights to request registration or inclusion in any registration pursuant to this Section 2 have terminated in accordance with Section 2.14), enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14    Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period; (ii) three (3) years after the closing of the Company’s Initial Public Offering; and (iii) immediately prior to a Change of Control.

SECTION 3

INFORMATION RIGHTS AND OTHER COVENANTS

3.1    Basic Financial Information and Inspection Rights.

(a)    Basic Financial Information. The Company will furnish the following reports to each Significant Holder:

(i)    As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company (or such longer period as may be authorized by the Board (including a majority of the Preferred Directors (as defined in the Company’s Amended and Restated Certificate of Incorporation))), an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared by a regionally recognized auditor approved by the Board, in accordance with U.S. generally accepted accounting principles consistently applied, certified by the Chief Financial Officer of the Company;

(ii)    As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company (or such longer period as may be authorized by the Board (including a majority of the Preferred Directors), an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii)    As soon as practicable after the end of each month, and in any event within thirty (30) days after the end of each month (or such longer period as may be authorized by the Board), an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such month, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such month, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments; and

(iv)    As soon as practicable before the end of each fiscal year of the Company, and in any event within thirty (30) days before the end of each fiscal year of the Company (or such longer period as may be authorized by the Board (including a majority of the Preferred Directors), an annual operating plan and budget of the Company and its subsidiaries, if any subsidiaries, as at the end of such fiscal year.

(b)    Inspection Rights. The Company will afford to each Significant Holder and to such Significant Holder’s accountants and counsel, reasonable access during normal business hours to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, as may be reasonably requested by the Significant Holder. Without limiting the generality of the previous sentence, each such Holder shall have such other access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties.

3.2    Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets of the Company. Each Holder acknowledges that the information received by it, him or her pursuant to this Agreement may be confidential and for its, his or her use only, and it will not use such confidential information in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees or agents having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement and to monitor its investment in the Company or as requested by the Company, unless the information is or has been made available to the public generally, without breach of this provision by the Holder, or such Holder is required to disclose such information by a governmental authority, provided however, that such Holder shall provide the Company with reasonable notice if it is required to disclose such information by a governmental authority, provided further, that Holder may disclose such information to its limited partners on a confidential basis. Notwithstanding anything to the contrary, BSC shall not disclose information regarding the Company’s research and development, technology, intellectual property, products, business plan and strategic direction which is not (i) in the public domain without breach of this Agreement by BSC, (ii) already lawfully in the possession of BSC, or (iii) subsequently obtained by BSC through a party not bound by confidentiality or obtained by invention or development by BSC without use of the confidential information (collectively, the “Confidential Information”) or permit the disclosure of Confidential Information to its employees (other than its employees having a need to know the contents of such information for the purposes of monitoring BSC’s investment in the Company or as requested by the Company, which may include the Series B Director, BSC’s board observer, finance, research and development, clinical, marketing, legal and business development personnel, but excluding any employee directly engaged in any internal program or actively engaged in the monitoring of investment(s) in other companies in each case competitive with the Company). For purposes of this Agreement, a competitive company or program is a company or program relating to the development of passively powered (i.e. powered by a non-implantable battery) implantable spinal cord stimulator. Each Holder agrees that it shall not use Confidential Information for any competitive purpose.

3.3    Employment and Consulting Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary or engaged by it or any subsidiary as a consultant, if such person has access to confidential information, to enter into an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or a Consulting Agreement, as applicable, in substantially the forms delivered to the Investors or such other form approved by the Board of Directors (including a majority of the Preferred Directors). In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above referenced agreements or any restricted stock agreement between the Company and any employee, without the approval of the Board of Directors (including a majority of the Preferred Directors).

3.4    Vesting. Unless otherwise approved by the Board of Directors (including a majority of the Preferred Directors):

(a)    all future employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof and who have not previously purchased, received options to purchase or received awards of shares of the Company’s capital stock, shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) no rights to acceleration of such vesting; and

(b)    all employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof and who have previously purchased, received options to purchase or received awards of shares of the Company’s capital stock, shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period and in equal monthly installments, and (ii) no rights to acceleration of such vesting.

3.5    Termination of Covenants. The covenants set forth in this Section 3 shall terminate and be of no further force and effect upon the earlier of; (i) such date the Company’s Qualified Public Offering has closed; and (ii) such date a Change of Control has been completed.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1    Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by such Significant Holder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). This right of first refusal shall be subject to the following provisions:

(a)    “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include Excluded Securities (as defined in the Amended and Restated Certificate of Incorporation of the Company) other than Excluded Securities pursuant to clause (9) of such definition.

(b)    In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have thirty (30) days after any such notice is mailed or delivered to agree to purchase such Holder’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

(c)    In the event that any New Securities offered to Significant Holders are not purchased, electing Significant Holders shall have the right to purchase their pro-rata share of such unsubscribed shares based on the fully-diluted ownership of each electing Significant Holder as a percentage of the total fully-diluted ownership of the electing Significant Holders.

(d)    In the event the Holders fail to exercise fully the right of first refusal within said thirty (30) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(e)    The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, a Qualified Public Offering.

SECTION 5

ADDITIONAL COVENANTS

5.1    Proposed Transaction Notice.

(a)    As promptly as possible, and in any event within five (5) days, following any Proposed Sale Determination (as defined below), the Company will give written notice of the Proposed Sale Determination (the “Transaction Notice”) to BSC. The Transaction Notice will include general information regarding the general type of transaction being contemplated (e.g., merger, stock sale, or sale, exclusive license, other transfer of all or substantially all of the assets of the Company). “Proposed Sale Determination” means the earlier of (i) the determination by the Board that it wishes to pursue a Proposed Transaction, or (ii) the receipt by the Company or its stockholders of any written offer to consummate or enter into any Proposed Transaction. A “Proposed Transaction” means (A) a Change of Control (as defined in the Amended and Restated Certificate of Incorporation) or (B) any sale of the Company’s business, or substantial portions of the assets of the Company or the licensing of material intellectual property of the Company other than in the ordinary course of business.

(b)    Beginning on the date hereof and including, without limitation, in connection with a Proposed Transaction, the Company shall provide to BSC the same or greater access to all written information and documentation that the Company makes generally available to any third party who is considering a Proposed Transaction, at the same time such information, documentation or access is provided or made available to such other party.

(c)    BSC’s rights pursuant to this Section 5.1 shall expire upon the earlier to occur of a Change of Control or an Initial Public Offering.

5.2    Strategic Exclusivity. Until the earliest of (a) such time that BSC no longer holds at least 15,504,095 shares of Registrable Securities (as adjusted for any Recapitalizations (as defined in the Corporation’s Amended and Restated Certificate of Incorporation), (b) such time that BSC declines to purchase its pro rata allocation of any issuance of New Securities actually offered to BSC pursuant to Section 4.1, or (c) August 9, 2020, the Company shall not issue securities, or enter into an agreement to issue securities, to a Strategic Investor (other than BSC or its Affiliates). “Strategic Investor” means an entity, or an entity that has an Affiliate, with a significant operational business focus on medical devices.

5.3    Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance in an amount and on terms and conditions satisfactory to the Board of Directors (as constituted following the closing of the transactions contemplated by the Purchase Agreement), and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. Notwithstanding any other provision of this Section 5.3 to the contrary, for so long as a Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a Directors and Officers liability insurance policy in an amount of at least Two Million Dollars ($2,000,000) unless approved by the Board of Directors (including a majority of the Preferred Directors), and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to the Investors a certification that such a Directors and Officers liability insurance policy remains in effect.

5.4    FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further represents that it shall (and shall cause each of its subsidiaries to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.5    Right to Conduct Activities. The Company and each Investor hereby agrees and acknowledges that each of BSC, Decheng, Endeavour, Advent and Longitude (in each case, together with its Affiliates) invests in numerous portfolio companies and has (or will have) additional product lines, partnerships, operations and plans, some of which may be competitive with the Company’s business. The Company and each Investor hereby agrees that, to the extent permitted under applicable law, each of BSC, Decheng, Endeavour, Advent and Longitude will not be liable to the Company for any claim arising out of, or based upon, (i) the investment by any of BSC, Decheng, Endeavour, Advent or Longitude, as applicable, in any entity or internal activity (on behalf of itself or its Affiliates) competitive with the Company, or (ii) actions taken by any employee, director, officer or other representative of any of BSC, Decheng, Endeavour, Advent and Longitude (or their respective Affiliates) to assist any such competitive company or internal activity, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.6    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are intended third-party beneficiaries of this Subsection 5.7 and shall have the right, power and authority to enforce the provisions of this Subsection 5.7 as though they were a party to this Agreement.

SECTION 6

MISCELLANEOUS

6.1    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Holders holding a majority of the Common Stock issued or issuable upon conversion of the Shares (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), are held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14); provided, however, that if any amendment, waiver, discharge or termination operates in a manner that treats any Holder differently from other Holders, the consent of such Holder shall also be required for such amendment, waiver, discharge or termination; provided further that Section 4.1 may not be amended without BSC’s prior written consent in a manner adverse to BSC; provided further that Section 4.1 may not be waived with respect to any Significant Holder, unless such waiver is applied equally on a pro rata basis to all Significant Holders (and no waiving Significant Holders participate in the transaction to which such waiver applied unless all other Significant Holders are afforded the same opportunity on a pro rata basis); provided further that Section 5.1, Section 5.2, and Section 5.5 may not be amended without BSC’s prior written consent. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, except as set forth herein, the holders of a majority of the Common Stock issued or issuable upon conversion of the Shares (excluding any of such shares that have been sold to the public or pursuant to Rule 144, and, with respect to Section 2 (other than Sections 2.8, 2.9 and 2.10), are held by any Holders whose rights to request registration or inclusion in any registration pursuant to Section 2 have terminated in accordance with Section 2.14) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement.

6.2    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

(a)    if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)    if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such shares for which the Company has contact information in its records; or

(c)    if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1525 Faraday, Suite 180, Carlsbad, CA 92008, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Scott Murano, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, CA 94304.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on Exhibit A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on Exhibit A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

6.3    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

6.4    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; or (ii) after such transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including Section 2.10. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; or (2) that is a trust for the benefit of an individual Holder or such Holder’s immediately family member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.5    Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.6    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.7    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

6.10    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

6.11    Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

6.12    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.13    Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding Sections 5.6 and 5.7 and any then-existing obligations) shall terminate upon a Change of Control.

6.14    Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

6.15    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.16    Aggregation of Stock. All securities held or acquired by affiliated entities (including affiliated venture capital funds) or persons shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

6.17    Effect on Prior Agreement. Upon the execution and delivery of this Agreement by the Company and Investors holding at least a majority of the Common Stock issued or issuable upon conversion of the Shares held by all Investors who are party to the Prior Agreement, the Prior Agreement automatically shall terminate and be of no further force and effect and shall be amended and restated in its entirety as set forth in this Agreement.

(signature page follows)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

NALU MEDICAL, INC. a Delaware corporation

By:	/s/ Earl Fender
Name:	Earl Fender
Title:	President and Chief Executive Officer

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

DECHENG CAPITAL CHINA LIFE SCIENCES USD FUND III, L.P.

By its General Partner,
Decheng Capital Management III (Cayman), LLC

By:	/s/ Xiangmin Cui
Xiangmin Cui
Managing Director

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

ENDEAVOUR MEDTECH GROWTH II LP

By: Endeavour Medtech II GP Limited its General Partner

By:	/s/ Nick Barton
Name:	Nick Barton
Title:	Director

ENDEAVOUR MEDTECH GROWTH II PARALLEL LP

By: Endeavour Medtech II GP Limited its General Partner

By:	/s/ Nick Barton
Name:	Nick Barton
Title:	Director

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Daniel J. Brennan
Name:	Daniel J. Brennan
Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

Advent Life Sciences Fund II LP acting by its manager Advent Life Sciences LLP

By:	/s/ Shahzad Malik
Name:	Shahzad Malik
Title:	General Partner

INVESTOR

Advent Life Sciences LLP acting by its Manger

By:	/s/ Shahzad Malik
Name:	Shahzad Malik
Title:	General Partner

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

LONGITUDE VENTURE PARTNERS II, L.P.

By:	Longitude Capital Partners II, LLC

Its:	General Partner

By:	/s/ Juliet Bakker
Name:	Juliet Bakker
Title:	Managing Director

(Signature Page to Amended and Restated Investors’ Rights Agreement)

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR

KEEGAN HARPER TRUST

By:	/s/ Keegan Harper
Name:	Keegan Harper
Title:	Trustee

(Signature Page to Amended and Restated Investors’ Rights Agreement)